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                                                                    Exhibit 10.6

                               LICENSE AGREEMENT

         This License Agreement, dated as of July 9, 1997, is by and among Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of the Province of British Columbia ("Angiotech"); Boston Scientific Corporation, a Delaware corporation ("BSC"); and Cook Incorporated, an Indiana corporation ("Cook").

                                   WITNESSETH

         WHEREAS, Angiotech owns certain domestic and foreign patents and patent applications and has acquired licenses to other domestic and foreign parents and patent applications relating to the use of paclitaxel as a coating for certain medical devices;

         WHEREAS, Angiotech has also developed and owns certain products and technology in the area of the use of paclitaxel as a coating for certain medical devices;

         WHEREAS, Angiotech has the right to grant licenses with respect to such patents, patent applications, products and technology for use in specified areas; and

         WHEREAS, each of BSC and Cook desires to receive a co-exclusive license, subject only to the grant of such a license to the other party, for the use of such patents, patent applications, products and technology for the duration of the United States and foreign patents covering such products and technology for certain applications in the fields of vascular and alimentary tract and liver applications, and Angiotech is willing to grant such a license to each of BSC and Cook.

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Angiotech, BSC and Cook hereby agree as follows:

1.       DEFINITIONS

         Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning as set forth below:

         "Affiliate" means any entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with a party to this Agreement. For purposes of this definition, control means the direct or indirect ownership of at least fifty percent (50%) (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction), of (a) the outstanding voting securities of such entity, or (b) the decision making authority of such entity.

         "Agreement" means this License Agreement, together with all exhibits annexed hereto, as the same shall be modified and in effect from time to time.

         "Allowable Fees" has the meaning set forth in Section 8.7.

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         "Angiotech" shall have the meaning set forth in the Preamble to this
Agreement.

         "Angiotech Technology" shall mean (a) the Patent Rights, license rights and existing technology set forth on Exhibit A hereto, (b) any New Angiotech Technology which Cook or BSC, as the case may be, elects to have included in the Angiotech Technology pursuant to Section 2.3, (c) any and all improvements to the foregoing developed by Angiotech, or, subject to limitations and restrictions on Angiotech's rights to technology licensed from third parties, for Angiotech, during the term of this Agreement (including those arising under the CRADA to the extent solely owned by Angiotech), and (d) Technical Information that is useful or necessary to practice the foregoing.

         "Base Unit Number" shall be calculated for each of BSC and Cook and their respective Affiliates in each Geographical Area at such times as BSC or Cook or their respective Affiliates, as the case may be, makes its first commercial sale of an Eligible Stent Product in such Geographical Area for a vascular application (each, a "Calculation Date") and shall mean, with respect to BSC or Cook, as the case may be, the number of units of Stent Products sold for vascular applications by BSC or Cook, as the case may be, to non-Affiliates in such Geographical Area during the last Contract Quarter ending prior to the applicable Calculation Date.

         "BSC" has the meaning set forth in the preamble to this Agreement.

         "BSC Endoluminal Royalty" has the meaning set forth in Section 3.2(c).

         "BSC GI Sales Royalty" has the meaning set forth in Section 3.2(b).

         "BSC IDE Approval Date" has the meaning set forth Section 3.1(b)(i).

         "BSC IDE Filing Date" has the meaning set forth in Section 3.1(a).

         "BSC License" shall have the meaning set forth in Section 2.1(a).

         "BSC Milestone License Fees" has the meaning set forth in Section 3.1.

         "BSC PMA Filing Date" has the meaning set forth in Section 3.1(b).

         "BSC Royalty Payments" has the meaning set forth in Section 3.2 and includes royalties under Section 3.3.

         "BSC Sales Milestone License Fee" has the meaning set forth in Section 3.1(c).

         "BSC Vascular Sales Royalty" has the meaning set forth in Section
3.2(a).

         "Confidential Information" means all information and data provided by the parties, to each other hereunder in written or other tangible medium and marked as confidential, or if

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disclosed orally or displayed, confirmed in writing as confidential within thirty (30) days after disclosure, except any portion thereof which:

                  (a) is known to the receiving party, as evidenced by the receiving party's written records, before receipt thereof under this Agreement;

                  (b) is disclosed to the receiving party by a third person who is under no obligation of confidentially to the disclosing party hereunder with respect to such information and who otherwise has a right to make such disclosure;

                  (c) is or becomes generally known in the trade through no fault of the receiving party;

                  (d) is independently developed by the receiving party, as evidenced by the receiving party's written records, without access to such information; or

                  (e) is required to be disclosed by applicable statute, rule or regulation of any court or regulatory authority with competent jurisdiction; provided, that the party whose information is to be disclosed shall be notified as soon as possible and the party that is being required to disclose such information shall, if requested by the party whose information is to be disclosed, use reasonable good faith efforts, at the expense of the requesting party, to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise take reasonable steps to avoid making such disclosure.

         "Contract Quarter" means a calendar quarter or any part thereof.

         "Contract Year" shall mean each successive period of four consecutive Contract Quarters, with the first such Contract Year beginning on the first day of the first full Contract Quarter beginning after the date hereof.

         "Cook" has the meaning set forth in the Preamble to this Agreement.

         "Cook Endoluminal Royalty" has the meaning set forth in Section 4.2(c).

         "Cook GI Sales Royalty" has the meaning set forth in Section 4.2(b).

         "Cook IDE Approval Date" has the meaning set forth in Section
4.1(b)(i).

         "Cook IDE Filing Date" has the meaning set forth in Section 4.1(a).

         "Cook License" shall have the meaning set forth in Section 2.1(b).

         "Cook Milestone License Fees" has the meaning set forth in Section 4.1.

         "Cook PMA Filing Date" has the meaning set forth in Section 4.1(b).

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         "Cook Royalty Payments" has the meaning set forth in Section 4.2 and includes royalties under Section 4.3.

         "Cook Sales Milestone License Fee" has the meaning set forth in Section 4.1(c).

         "Cook Vascular Sales Royalty" has the meaning set forth in Section 4.2(a).

         "CRADA" has the meaning set forth in Section 6.1.

         "Eligible Endoluminal Products" means any Endoluminal Products that incorporate Angiotech Technology and are sold by BSC, Cook or their Affiliates, respectively, provided, however, that "Eligible Endoluminal Products" shall not include any Eligible Stent Products.

         "Eligible Products" means Eligible Stent Products and Eligible Endoluminal Products.

         "Eligible Stent Products" means any Stent Products that incorporate Angiotech Technology and are sold by BSC, Cook or their Affiliates, respectively; provided, however, that "Eligible Stent Products" shall not include any Eligible Endoluminal Products.

         "Endoluminal Products" means endoluminal drug delivery devices, including stent grafts and stent-like devices, as well as balloons and other endoluminal delivery systems used for drug delivery, but excluding vascular grafts and Stent Products.

         "Entity" means any corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership or other legal entity or organization.

         "FDA" means the United States Food and Drug Administration.

         "Geographical Areas" means the five areas of the world comprised of the
(a) United States, (b) the countries of the European Union, as comprised on the date of this Agreement, (c) Japan, (d) Canada, and (e) the remaining countries of the world, respectively.

         "GI" means the alimentary tract and liver.

         "Investment Documentation" means that certain Investment Agreement between Angiotech, BSC and Cook and related documents, each dated as of the date of this Agreement, pursuant to which BSC and Cook shall each agree to purchase, and Angiotech shall agree to sell to each of BSC and Cook, 190,042 Class C Preference shares of Angiotech's capital stock for the purchase price, and subject to the terms and conditions, specified therein.

         "Licensed Application" shall means the use of Angiotech Technology in the Licensed Field of Use on or incorporated in Stent Products and Endoluminal Products, but specifically excluding systemic treatments and pastes, micropheres, films, sprays and similar formulations in circumstances where such are not applied to or incorporated in either a Stent Product or an Endoluminal Product, as the case may be.

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         "Licensed Field of Use" means endoluminal vascular and GI applications.

         "Licenses" has the meaning set forth in Section 7.2(d).

         "Net Sales" means gross sales from the sale, rent, lease or otherwise making available to third parties of Eligible Products, less the fol1owing, to the extent the same are credited or deducted from the invoiced amount: discounts, refunds, replacement or credits allowed to purchasers for return of Eligible Products or as reimbursement for damaged Eligible Products, freight, postage, insurance, and other shipping charges, sales and use taxes, customs duties, and any other governmental tax or charge (except income taxes) imposed on or at the time of the production, importation, use, or sale of Eligible Products (if separately invoiced), including any value added taxes (VAT), as adjusted for rebates and refunds, and transfers at or below cost by or on behalf of BSC or Cook of Eligible Products or the practice of the Angiotech Technology in connection with compassionate use, emergency use, bona fide research, treatment, Investigational New Drug Applications (IND's) or the like authorized by the FDA or corresponding foreign agencies, provided, however, that in the case of an Eligible Product sold by BSC or Cook in combination with one or more Non-Stent Products (collectively, a "Combination Product"), Net Sales shall exclude the Value (as defined below) of any Non-Stent Products included in the Combination Product (e.g., where a Stent Product is combined with a balloon for delivery). No deductions shall be made for commissions paid to individuals, whether they be with independent agencies or regularly employed by BSC, Cook, their Affiliates and on their respective payrolls, or for the cost of col1ections. "Value," for purposes of this subparagraph, shall mean fair market value, as determined by the commercial sales price of the Non-Stent Product(s) sold separately, or, if not sold separately, the fair market value of such Non-Stent Product(s) reasonably determined by BSC or Cook, as the case may be, with notice of such fair market value to be given to Angiotech together with the basis upon which such determination was made. If Angiotech does not agree with the fair market value determined by BSC or Cook, as the case may be, Angiotech may submit the matter to arbitration in accordance with Section 10.2. The calculation of Net Sales of Combination Products will be subject to the audit rights set forth in Section 6.4(b).

         "New Angiotech Technology" has the meaning set forth in Section 2.3(a).

         "NIH" has the meaning set forth in Section 6.1.

         "NIH Agreement" has the meaning set forth in Section 6.1.

         "NIH License" means the licenses granted to Angiotech and its sublicensees under the NIH Agreement.

         "NIH Patent Rights" means the intellectual property rights covered under the NIH Agreement.

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          "NIH Royalty" shall mean the percentage of Net Sales required to be paid to the NIH under the NIH Agreement with respect to sales of Eligible Products by BSC or Cook, as the case may be, in a Particular country.

         "Non-Licensed Products" has the meaning set forth in Section 8.11.

         "Non-Stent Product" means all Products of BSC and Cook other than Endoluminal Products and Stent Products.

         "Patent Rights" means all of the following intellectual property or other rights of Angiotech:

                  (a) all United States and foreign patents, patent applications and provisional applications concerning the Angiotech Technology listed on Exhibit A hereto; including without limitation the patents owned or filed by, or licensed to, Angiotech listed on Exhibit A hereto; and

                  (b) all United States and foreign patents issued with respect to the applications identified in clause (a) hereof including divisionals, continuations, re-examinations and re-issues of such applications or patents.

         "Remaining Licensee" has the meaning set forth in Section 9.3.

         "Stent Products" means stents.

         "Technical Information" means all know-how, data and other proprietary information in the possession of or developed or acquired by Angiotech during the term of this Agreement that directly relates to the Patent Rights, license rights and technology set forth on Exhibit A hereto or otherwise relates to the use of chemotherapeutic or anti-angiogenic compounds or is necessary or useful to practice the licenses set forth in Section 2.1(a) or 2.l(b), as the case may be.

         "Technology Transfer" means delivery of all Angiotech Technology to BSC and Cook, including all applicable documentation related thereto, including but not limited to the documentation and procedures specified in Exhibit B annexed hereto.

2.       LICENSES

         2.1 Grants. Subject to the terms and conditions hereof, the following licenses are granted hereby, each effective as of the date of this
Agreement:

                  (a) BSC Technology License. In consideration for the execution, delivery and performance of the Investment Documentation and the assumption by BSC of its payment and other obligations hereunder and subject to all the other terms and conditions of this license, Angiotech hereby grants to BSC an exclusive (subject only to the rights granted to Cook and reserved to Angiotech in paragraphs (b) and (c) below and the reservations in favor of the NIH, the United States Government and third parties specified under the NIH Agreement), worldwide

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right and license to use, manufacture, have manufactured, distribute and sell, and to grant sublicenses to its Affiliates to use, manufacture, have manufactured, distribute and sell, the Angiotech Technology in the Licensed Field of Use solely for use in the Licensed Applications (the "BSC License").

                  (b) Cook Technology License. In consideration for the execution, delivery and performance of the Investment Documentation and the assumption by Cook of its payment and other obligations hereunder and subject to all the other terms and conditions of this license, Angiotech hereby grants to Cook an exclusive (subject only to the rights granted to BSC and reserved to Angiotech pursuant to paragraphs (a) above and (c) below and the reservations in favor of the NIH, the United States Government and third parties under the NIH Agreement) worldwide right and license to use, manufacture, have manufactured, distribute and sell, and to grant sublicenses to its Affiliates to use, manufacture, have manufactured, distribute and sell, the Angiotech Technology in the Licensed Field of Use solely for use in the Licensed Applications (the "Cook License").

                  (c) Reservation of Rights. Angiotech reserves all rights to the Angiotech Technology for (i) any use or purpose outside the Licensed Field of Use and Licenced Applications and (ii) noncommercial research purposes in all fields and applications, including the Licensed Field of Use and Licensed Applications.

         2.2 Duration and Term. The BSC License, the Cook License and this Agreement shall each, subject to the early termination provisions of Sections 5.1, 5.2 and 9.1, have a term from the date hereof until the last expiration date of any United States or foreign patents included in the Angiotech Technology (including any United States or foreign patents which become part of the Angiotech Technology after the date of this Agreement), provided, however, that the terms of Sections 6.4(b) and (c), 8.3 through 8.6 (but only with respect to rights or obligations that arise prior to the termination of this Agreement), 8.9, 9.2, 9.3, 10 and 11 shall survive the expiration or termination of the Agreement or any licenses granted hereunder.

         2.3 New Inventions or License Rights. Subject to the rights of third parties that may exist at any time and from time to time, Angiotech hereby grants to each of BSC and Cook, jointly or individually, a right to elect to include in the BSC License (in the event that BSC so elects), and in the Cook License (in the event that Cook so elects), (a) as "Angiotech Technology," any new inventions and developments, and (b) as "Patent Rights," any patents and patent applications, all of the foregoing which are made by, or for, or licensed to, Angiotech (including those arising from the CRADA), to the extent such new inventions, developments, patents and patent applications relate to the patents, patent applications, license rights and other technology described on Exhibit A hereto or may be used in the Licensed Field of Use (other than Angiotech Technology) ("New Angiotech Technology"). Angiotech shall notify BSC and Cook in writing of such inventions and developments, providing a description of the technology and any financial and other obligations under any applicable third party license, and each of BSC and Cook may, by giving written notice to Angiotech at any time during the BSC License and Cook License elect to include the New Angiotech Technology as Angiotech Technology or

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Patent Rights, whichever is applicable, under this Agreement (to the extent an election is made, the " Electing Parties"); provided, that an Electing Party will be obligated to reimburse Angiotech for all of the costs and expenses of Angiotech under any third party license (apportioned between BSC and Cook by agreement between BSC and Cook, if both parties elect, and by Angiotech, acting reasonably, notice of such apportionment to be given to BSC and Cook together with the basis upon which the apportionment determination was made, between the uses authorized in this Agreement and uses outside the scope of this Agreement, subject to the right of BSC or Cook to review the determination and submit the determination to arbitration pursuant to Section 10.2) and will be obligated to pay royalties on sales as required by any third party license in addition to the royalties payable under this Agreement. In addition, an Electing Party will be subject to all performance, minimum sales and other obligations set forth in the third party license (or apportioned by Angiotech) relating to such New Angiotech Technology. Notwithstanding the foregoing, Angiotech shall be free to license the New Angiotech Technology to third parties outside the Licensed Applications and the Licensed Field of Use. Notwithstanding the foregoing, in no event shall any failure by BSC or Cook to elect to include any New Angiotech Technology in the Angiotech Technology pursuant to this Section 2.3 be deemed to grant any right to Angiotech to use, manufacture, have manufactured, distribute or sell, or grant any license to any third party to do any of the same, any Angiotech Technology in the Licensed Field of Use for use in any Licensed Applications.

3.       BSC ROYALTIES & FEES

         3.1 BSC Milestone License Fees. In consideration for the license granted under Section 2.1 (a) of this Agreement, BSC shall pay the following amounts to Angiotech as license fees at the times, and subject to the conditions, set forth below (col1ectively, the "BSC Milestone License Fees"):

                  (a) BSC IDE Fee. Within twenty (20) business days after the date of the first filing by BSC of an Investigational Device Exemption with the FDA or an equivalent filing with an appropriate governmental agency in one or more European countries with respect to a product of BSC incorporating or utilizing the Angiotech Technology in a vascular application (the "BSC IDE Filing Date"), BSC shall pay a license fee calculated as follows:

                           (i)      if the BSC IDE Filing Date is on or after
October 15, 1998, the amount of $1,275,000; or

                           (ii)     if the BSC IDE Filing Date is prior to
October 15, 1998, the amount of (x) $1,275,000 minus (y) the product of $125,000 for each complete thirty (30) day period by which the BSC IDE Filing Date precedes October 15, 1998; provided, however, that in no event shall any fee calculated pursuant to this Section 3.1(a)(ii) be less than $525,000.

                  (b) BSC PMA Fee. Within twenty (20) business days after the date of the first filing by BSC of a Pre-Market Approval Application or
Section 510(k) Pre-Marketing Notification with the FDA, or an equivalent filing with an appropriate governmental agency in Europe, with respect to a product of BSC incorporating or utilizing the Angiotech Technology in

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a vascular application (the "BSC PMA Filing"), BSC shall pay an additional license fee calculated as follows:

                           (i)      subject to Section 3.1(b)(iii) below, if the
date of the BSC PMA Filing is on or after the twenty-four month anniversary of the date on which the FDA (or appropriate governmental agency in Europe) approves the applicable IDE or equivalent European filing filed by BSC (the
"BSC IDE Approval Date"), the amount of $2,050,000; or

                           (ii)     if the date of the BSC PMA Filing is prior
to the twenty-four month anniversary of the BSC IDE Approval Date, the amount of
(x) $2,050,000,minus (y) the product of $200,000 for each complete thirty (30) day period by which the date of the BSC PMA Filing precedes the twenty-four month anniversary of the BSC IDE Approval Date, provided, however, that in no event shall any fee calculated pursuant to this Section 3.1(b)(ii) be less than $800,000; or

                           (iii)    if, and to the extent, prior to the date of
the BSC PMA Filing, the FDA requires clinical follow-up in excess of nine (9) months and BSC is unable to make the BSC PMA Filing prior to expiration of the "twenty-four (24) month" period referenced in Section 3.2(b)(ii) above, the amount of (x) $2,050,000, minus (y) the product of $100,000 for each complete thirty (30) day period by which the date of the BSC PMA Filing precedes the Extended BSC PMA Filing Date, provided, however, that in no event shall any fee calculated pursuant to this Section 3.1(b)(iii) be less than $800,000. For purposes of this paragraph, "Extended BSC PMA Filing Date" means the date which is twenty-four (24) months following the BSC IDE Approval Date plus the number of months the FDA requires clinical follow-up in excess of nine (9) months.

                  (c) BSC Milestone License Fee. Within twenty (20) business days after the end of the first Contract Quarter in which the Net Sales by BSC of Eligible Stent Products for such Contract Quarter and the immediately preceding Contract Quarter together exceed $5,000,000, BSC shall pay Angiotech an additional license fee (the "BSC Sales Milestone License Fee") equal to the difference of (x) $4,500,000 minus (y) one-half of the amount of any BSC Royalty Payments paid by BSC pursuant to Section 3.2 prior to or on the date on which the BSC Sales Milestone License Fee is actually paid.

         3.2 BSC Royalties. As additional consideration for the license granted under Section 2.1(a) of the Agreement BSC shall pay the following royalties to Angiotech (collectively, the "BSC Royalty Payments").

                  (a) Vascular Sales Royalty on Eligible Stent Products. Within sixty (60) days after the end of each Contract Quarter during the term of the BSC License, BSC shall pay Angiotech a royalty (the "BSC Vascular Sales Royalty") on Net Sales of Eligible Stent Products that are covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights, by BSC and its Affiliates during such Contract Quarter for vascular applications in each of the Geographical Areas, calculated as the sum of the following:

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                           (i)      with respect to sales during a Contract
Quarter of units of Eligible Stent Products covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights for vascular applications from zero to the product of the Base Unit Number for such Eligible Stent Products for such Geographical Area multiplied by 1.25, the royalty shall be an amount equal to five percent (5%) of the Net Sales of such units of Eligible Stent Products;

                           (ii)     with respect to sales during a Contract
Quarter of units of Eligible Stent Products covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights for vascular applications from (x) the product of the Base Unit Number for such Eligible Stent Products for such Geographical Area multiplied by 1.25, to (y) the product of the Base Units Number of such Eligible Stent Products for such Geographical Area multiplied by two, the royalty shall be an amount equal to seven percent (7%) of the Net Sales of such units of Eligible Stent Products: and

                           (iii)    with respect to sales during a Contract
Quarter of units of Eligible Stent Products covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights for vascular applications above the product of the Base Unit Number for such Eligible Stent Products for such Geographical Area multiplied by two, the royalty shall be an amount equal to ten (l0%) percent of the Net Sales of such units of Eligible Stent Products, provided, however, that from and after the date on which the aggregate amount of BSC Royalty Payments made by BSC pursuant to this Section 3.2(a)(iii) during the term of the BSC License exceed $100,000,000, any further royalties payable under this Section 3.2(a)(iii) shall be calculated as an amount equal to eight percent (8%) of the Net Sales of such Eligible Stent Products.

                           (iv)     by way of example but not limitation,
Exhibit E sets forth an example of calculating BSC Royalty Payments based on the Base Unit Number.

                  (b) GI Sales Royalty on Eligible Stent Products. Within sixty (60) days after the end of each Contract Quarter during the term of the BSC License, BSC shall pay Angiotech an additional royalty (the "BSC GI Sales Royalty") on Net Sales of Eligible Stent Products that are covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights, by BSC and its Affiliates during such Contract Quarter for GI applications in each of the Geographical Areas, calculated as five percent (5%) of the Net Sales of such Eligible Stent Products.

                  (c) Royalties on Eligible Endoluminal Products. Within sixty (60) days after the end of each Contract Quarter during the term of the BSC License, BSC shall pay Angiotech an additional royalty (the "BSC Endoluminal Royalty") on Net Sales of Eligible Endoluminal Products that are covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights, by BSC and its Affiliates during such Contract Quarter in each of the Geographical Areas, calculated as five percent (5%) of the Net Sales of such Eligible Endoluminal Products.

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

                  (d) Royalties in Japan. Notwithstanding anything contrary in this Agreement, for purposes of determining whether a particular Eligible Product is covered in Japan by one or more valid and enforceable claims included in the Patent Rights for purposes of Sections 3.2(a), (b) and (c), such Product shall be deemed to be covered in Japan by one or more valid and enforceable claims included in the Patent Rights if (i) the particular Eligible Product is covered by a valid and enforceable claim of a patent included in the Patent Rights which has been issued in Japan, or (ii) the particular Eligible Product is covered by a claim of a pending patent application in Japan, and BSC has "de facto exclusivity" (as defined in Section 3.3(a) below) in Japan with respect to that Eligible Product.

         3.3      Patent Coverage and De Facto Exclusivity

                  (a) De Facto Exclusivity Defined. BSC shall be deemed to have "de facto exclusivity" for a particular Eligible Product in a particular country unless a third party (other than Cook or an Affiliate of BSC or Cook)
(i) has obtained approval for sale (if required) in that country for a product which is competitive to a particular Eligible Product in that country and (ii) has made at least one commercial sale for value of that product in that country within six (6) months prior to or after the Contract Quarter in which the royalty calculation is being made, provided, however, that BSC shall not be deemed to have "de facto exclusivity" in a particular country to the extent that such "de facto exclusivity" is primarily attributable to patent rights (other than the Patent Rights) owned by, or licensed to, BSC.

                  (b) Patent Coverage Defined. BSC shall be deemed to have "Patent Coverage" for a particular Eligible Product in a country if there is a valid claim that, but for the licenses granted to BSC under this Agreement, would be infringed by the manufacture, use or sale of such Eligible Product in such country or by the manufacture of such Eligible Product in the country of manufacture.

                  (c) De Facto Royalty. For countries in which there is no Patent Coverage, if at any time BSC does have de facto exclusivity for a particular Eligible Product in a particular country, then BSC shall pay Angiotech a royalty on its Net Sales of that Eligible Product in that country of three percent (3%) during such period of de facto exclusivity, which payments shall also constitute BSC Royalty Payments. If, during the term of the BSC License, BSC does not have de facto exclusivity for a particular Eligible Product in a particular country and there is no Patent Coverage for such Eligible Product in that country, but an NIH Royalty is still payable by Angiotech for Net Sales by BSC of such Eligible Product in such country, BSC shall be responsible for the payment of such NIH Royalty during such period(s).

         3.4 Reduction of BSC Royalties. After the BSC Sales Milestone License Fee has been paid, BSC shall be entitled to reduce the amount of any BSC Royalty Payments that may become payable with respect to any Contract Quarter by an amount equal to one-half of the aggregate amount of such payment (calculated without regard to any other possible reductions in such fees pursuant to the terms of this Agreement) until the aggregate amount of the reductions made to the BSC Royalty Payments pursuant to this Section 3.4 equal the amount of the BSC Sales Milestone License fee actually paid and not already offset by BSC Royalty Payments pursuant to Section 3.1(c), after which time no further reductions will be made.

         3.5 Sales to Affiliates. On sales of Eligible Products by BSC to its Affiliates, or on sales made in other than an arm's-length transaction, the value of the Net Sales attributed under this Section 3 to such a transaction shall be that which would have been received in an arm's-length transaction. Notwithstanding the foregoing, sales between and among BSC and its Affiliates that are intended for resale shall not be included in Net Sales.

         3.6 Reporting of BSC Royalties. BSC shall deliver to Angiotech within sixty (60) days after the end of each Contract Quarter during the term of the BSC License, a written account, including quantities, of the aggregate of BSC's and its Affiliates' sales subject to royalty payments hereunder and the amount of the royalty payment due to Angiotech for such Contract Quarter. Each royalty report shall be certified as correct by an authorized employee of BSC and shall include a reasonably detailed listing of all deductions made to determine Net Sales and to calculate the royalties payable hereunder.

         3.7 Payment of BSC Milestone License Fees and BSC Royalties. BSC Milestone License Fees and BSC Royalties due under this Section 3 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the conversion rate used by BSC to convert the applicable sales into U.S. dollars for purposes of the preparation of BSC's consolidated financial statements, such conversion to be calculated in accordance with generally accepted accounting principles in the United States, applied consistently. All payments shall be made by wire transfer to Angiotech's account in accordance with the following instructions:

                         Chase Manahattan Bank
                         New York, NY
                         ABM# 021000021
                         For credit to the account of:
                         Angiotech Pharmaceuticals, Inc.
                         Account #401-217-5
                         Branch #7400
                         Institution #003
                         Royal Bank of Canada - Pender & Bute Branch
                         1205 West Pender Street
                         Vancouver, B.C. V6E 2V5

                  Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by BSC. The royalty report required by Section 3.6 shall accompany each such payment.

         3.8 Late Payments. Late charges will be assessed by Angiotech as additional royalties on any overdue payments at one percent (1%) per month, compounded monthly (an effective annual rate of twelve and 68/100 percent (12.68%) per annum). The payment of such late charges will not prevent Angiotech from exercising any other rights it may have as a consequence of the lateness of any payment.

         3.9 Governmental Filings. Except for taxes based on Angiotech's income, BSC will be solely responsible for determining if any tax on Net Sales and royalty payments is owed to any governmental authority and shall pay any such tax and be responsible for all filings with appropriate governmental authorities.

         3.10 Estimation of Net Sales. In the event that BSC is unable to report and pay royalties due under this Section 3 on actual Net Sales in any Contract Quarter. BSC will make a good faith estimate of Net Sales for those jurisdictions in which actual Net Sales information is not readily available and will make Royalty Payments based on such estimate. When actual Net Sales information becomes available for those jurisidictions for which estimates had previously been made, BSC will promptly determine, and give notice to Angiotech of, the appropriate adjustment necessary to reconcile the estimated Royalty Payment with the actual Royalty Payment due to Angiotech based on actual Net Sales (each a "Reconciliation"). The next Royalty Payment due Angiotech from BSC under this Agreement will include an adjustment to reflect such Reconciliation, or the amount of such Reconciliation will be paid in cash if no further royalties are anticipated.

4.       COOK ROYALTIES & FEES

         4.1 Cook Milestone License Fees. In consideration for the license granted under Section 2.1(b) of this Agreement, Cook shall pay the following amounts to Angiotech as license fees at the times, and subject to the conditions, set forth below (collectively, the "Cook Milestone License Fees"):

                  (a) Cook IDE Fee. Within twenty (20) business days after the date of the first filing by Cook of an Investigational Device Exemption with the FDA or an equivalent filing with an appropriate governmental agency in one or more European countries with respect to a product of Cook incorporating or utilizing the Angiotech Technology in a vascular application (the "Cook IDE Filing Date"), Cook shall pay a license fee calculated as follows:

                           (i)      if the Cook IDE Filing Date is on or after
October 15, 1998, the amount of $1,275,000; or

                           (ii)     if the Cook IDE Filing Date is prior to
October 15, 1998, the amount of (x) $1,275,000 minus (y) the product of $125,000 for each complete thirty (30) day period by which the Cook IDE Filing Date precedes October 15, 1998; provided, however, that in no event shall any fee calculated pursuant to this Section 4.1(a)(ii) be less than $525,000.

                  (b) Cook PMA Fee. Within twenty (20) business days after the date of the first filing by Cook of a Pre-Market Approval Application or
Section 510(k) Pre-Marketing Notification with the FDA, or an equivalent filing with an appropriate governmental agency in

Europe, with respect to a product of Cook incorporating or utilizing the Angiotech Technology in a vascular application (the "Cook PMA Filing"), Cook shall pay an additional license fee calculated as follows:

                           (i)      subject to Section 4.1(b)(iii) below, if
the date of the Cook PMA Filing is on or after the twenty-four (24) month anniversary of the date on which the FDA (or appropriate governmental agency in Europe) approves the applicable IDE or equivalent European filing filed by Cook (the "Cook IDE Approval Date"), the amount of $2,050,000; or

                           (ii)     if the date of the Cook PMA Filing is prior
to the twenty-four (24) month anniversary of the Cook IDE Approval Date, the amount of (x) $2,050,000, minus (y) the product of $200,000 for each complete thirty (30) day period by which the date of the Cook PMA Filing precedes the twenty-four month anniversary of the Cook IDE Approval Date, Provided, however, that in no event shall any fee calculated pursuant to this Section 4.1(b)(ii) be less than $800,000; or

                           (iii)    if, and to the extent, prior to the date of
the Cook PMA Filing, the FDA requires clinical follow-up in excess of nine (9) months and Cook is unable to make the Cook PMA Filing prior to expiration of the "twenty-four (24) month" period referenced in Section 4.2(b)(ii) above, the amount of (x) $2,050,000, minus (y) the product of $100,000 for each complete thirty (30) day period by which the date of the Cook PMA Filing precedes the Extended Cook PMA Filing Date, provided, however, that in no event shall any fee calculated pursuant to this Section 4.1(b)(iii) be less than $800,000. For purposes of this paragraph, "Extended Cook PMA Filing Date" means the date which is twenty-four (24) months following the Cook IDE Approval Date plus the number of months the FDA requires clinical follow-up in excess of nine (9) months.

                  (c) Cook Sales Milestone License Fee. Within twenty (20) business days after the end of the first Contract Quarter in which the Net Sales by Cook of Eligible Stent Products for such Contract Quarter and the immediately preceding Contract Quarter together exceed $5,000,000, Cook shall pay Angiotech an additional license fee (the "Cook Sales Milestone License Fee") equal to the difference of (x) $4,500,000 minus (y) one-half of the amount of any Cook Royalty Payments paid by Cook pursuant to Section 4.2 prior to or on the date on which the Cook Sales Milestone License Fee is actually paid.

         4.2 Cook Royalties. As additional consideration for the license granted under Section 2.1(a) of the Agreement, Cook shall pay the following royalties to Angiotech (collectively, the "Cook Royalty Payments").

                  (a) Vascular Sales Royalty on Eligible Stent Products. Within sixty (60) days after the end of each Contract Quarter during the term of the Cook License, Cook shall pay Angiotech a royalty (the "Cook Vascular Sales Royalty") on Net Sales of Eligible Stent Products that are covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights, by Cook and its Affiliates during such Contract Quarter for vascular applications in each of the Geographical Areas, calculated as the sum of the following:

                           (i)      with respect to sales during a Contract
Quarter of units of Eligible Stent Products covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights for vascular applications from zero to the product of the Base Unit Number for such Eligible Stent Products for such Geographical Area multiplied by 1.25, the royalty shall be an amount equal to five percent (5%) of the Net Sales of such units of Eligible Stent Products:

                           (ii)     with respect to sales during a Contract
Quarter of units of Eligible Stent Products covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights for vascular applications from (x) the product of the Base Unit Number for such Eligible Stent Products for such Geographical Area multiplied by 1.25, to (y) the product of the Base Unit Number of such Eligible Stent Products for such Geographical Area multiplied by two, the royalty shall be an amount equal to seven percent (7%) of the Net Sales of such units of Eligible Stent Products; and

                           (iii)    with respect to sales during a Contract
Quarter of units of Eligible Stent Products covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights for vascular applications above the product of the Base Unit Number for such Eligible Stent Products for such Geographical Area multiplied by two, the royalty shall be an amount equal to ten (10%) percent of the Net Sales of such units of Eligible Stent Products, provided, however, that from and after the date on which the aggregate amount of Cook Royalty Payments made by Cook pursuant to this Section 4.2(a)(iii) during the term of the Cook License exceed $100,000,000, any further royalties payable under this Section 4.2(a)(iii) shall be calculated as an amount equal to eight percent (8%) of the Net Sales of such Eligible Stent Products.

                           (iv)     by way of example but not limitation,
Exhibit E sets forth an example of calculating Cook Royalty Payments based on the Base Unit Number.

                  (b) GI Sales Royalty on Eligible Stent Products. Within sixty (60) days after the end of each Contract Quarter during the term of the Cook License, Cook shall pay Angiotech an additional royalty (the "Cook GI Sales Royalty") on Net Sales of Eligible Stent Products that are covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights, by Cook and its Affiliates during such Contract Quarter for GI applications in each of the Geographical Areas, calculated as five percent (5%) of the Net Sales of such Eligible Stent Products.

                  (c) Royalties on Eligible Endoluminal Products. Within sixty (60) days after the end of each Contract Quarter during the term of the Cook License, Cook shall pay Angiotech an additional royalty (the "Cook Endoluminal Royalty") on Net Sales of Eligible Endoluminal Products that are covered in the country of sale by one or more valid and enforceable claims included in the Patent Rights, by Cook and its Affiliates during such Contract Quarter in each of the Geographical Areas, calculated as five percent (5%) of the Net Sales of such Eligible Endoluminal Products.

                  (d) Royalties in Japan. Notwithstanding anything contrary in this Agreement, for purposes of determining whether a particular Eligible Product is covered in Japan by one or more valid and enforceable claims included in the Patent Rights for purposes of Sections 4.2(a), (b) and (c), such Product shall be deemed to be covered in Japan by one or more valid and enforceable claims included in the Patent Rights if (i) the particular Eligible Product is covered by a valid and enforceable claim of a patent included in the Patent Rights which has been issued in Japan, or (ii) the particular Eligible Product is covered by a claim of a pending patent application in Japan, and Cook has "de facto exclusivity" (as defined in Section 4.3(a) below) in Japan with respect to that Eligible Product.

         4.3      Patent Coverage and De Facto Exclusivity

                  (a) De Facto. Exclusivity Defined. Cook shall be deemed to have "de facto exclusivity" for a particular Eligible Product in a particular country unless a third party (other than BSC or an Affiliate of BSC or Cook) (i) has obtained approval for sale (if required) in that country for a product which is competitive to a particular Eligible Product in that country and (ii) has made at least one commercial sale for value of that product in that country within six (6) months prior to or after the Contract Quarter in which the royalty calculation is being made, provided, however, that Cook shall not be deemed to have "de facto exclusivity" in a particular country to the extent that such "de facto exclusivity" is primarily attributable to patent rights (other than the Patent Rights) owned by, or licensed to, Cook.

                  (b) Patent Coverage Defined. Cook shall be deemed to have "Patent Coverage" for a particular Eligible Product in a country if there is valid claim that, but for the licenses granted to Cook under this Agreement, would be infringed by the manufacture, use or sale of such Eligible Product in such country or by the manufacture of such Eligible Product in the country of manufacture.

                  (c) De Facto Royalty. For countries in which there is no Patent Coverage, if at any time Cook does have de facto exclusivity for a particular Eligible Product in a particular country, then Cook shall pay Angiotech a royalty on its Net Sales of that Eligible Product in that country of three percent (3%) during such period of de facto exclusivity, which payments shall also constitute Cook Royalty Payments. If, during the term of the Cook License, Cook does not have de facto exclusivity for a particular Eligible Product in a particular country and there is no Patent Coverage for such Eligible Product in that country, but an NIH Royalty is still payable by Angiotech for Net Sales by Cook of such Eligible Product in such country, Cook shall be responsible for the payment of such NIH Royalty during such period(s).

         4.4 Reduction of Cook Royalties. After the Cook Sales Milestone License Fee has been paid, Cook shall be entitled to reduce the amount of any Cook Royalty Payments that may become payable with respect to any Contract Quarter by an amount equal to one-half of the aggregate amount of such payment (calculated without regard to any other possible reductions in such fees pursuant to the terms of this Agreement) until the aggregate amount of the reductions made to the Cook Royalty Payments pursuant to this Section 4.4 equal the amount of the Cook Sales Milestone License Fee actually paid and not already offset by Cook Royalty Payments pursuant to Section 4.1(c), after which time no further reductions will be made.

         4.5 Sales to Affiliates. On sales of Eligible Products by Cook to its Affiliates, or on sales made in other than an arm's-length transaction, the value of the Net Sales attributed under this Section 4 to such a transaction shall be that which would have been received in an arm's-length transaction. Notwithstanding the foregoing, sales between and among Cook, its Affiliates that are intended for resale shall not be included in Net Sales.

         4.6 Reporting of Cook Royalties. Cook shall deliver to Angiotech within sixty (60) days after the end of each Contract Quarter during the term of the Cook License, a written account, including quantities, of the aggregate of Cook's and its Affiliates' sales subject to royalty payments hereunder and the amount of the royalty payment due to Angiotech for such Contract Quarter. Each royalty report shall be certified as correct by an authorized employee of Cook and shall include a detailed listing of all deductions made to determine Net Sales and to ca1culate the royalties payable hereunder.

         4.7 Payment of Cook Milestone License Fees and Cook Royalties. Cook Milestone License Fees and Cook Royalties due under this Section 4 shall be paid in U.S. dollars. For conversion of foreign currency to U.S. dollars, the conversion rate shall be the conversion rate used by Cook to convert the applicable sales into U.S. dollars for purposes of the preparation of Cook's consolidated income statements, such conversion to be calculated in accordance with generally accepted accounting principles in the United States, applied consistently. All payments shall be made by wire transfer to Angiotech's account in accordance with the following instructions:

                     Chase Manahattan Bank
                     New York, NY
                     ABM# 021000021
                     For credit to the account of:
                     Angiotech Pharmaceuticals, Inc.
                     Account #401-217-5
                     Branch #7400
                     Institution #003
                     Royal Bank of Canada - Pender & Bute Branch
                     1205 West Pender Street
                     Vancouver, B.C. V6E 2V5

                  Any loss of exchange, value, taxes, or other expenses incurred in the transfer or conversion to U.S. dollars shall be paid entirely by Cook. The royalty report required by Section 4.6 shall accompany each such payment.

         4.8 Late Payments. Late charges will be assessed by Angiotech as additional royalties on any overdue payments at one percent (1%) per month, compounded monthly (an effective annual rate of twelve and 68/100 percent (12.68%) per annum). The payment of such late charges will not prevent Angiotech from exercising any other rights it may have as a consequence of the lateness of any payment.

         4.9 Governmental Filings. Except for taxes based on Angiotech's income. Cook will be solely responsible for determining if any tax on Net Sales and royalty payments is owed to any governmental authority and shall pay any such tax and be responsible for all filings with appropriate governmental authorities.

         4.10 Estimation of Net Sales. In the event that Cook is unable to report and pay royalties due under this Section 4 on actual Net Sales in any Contract Quarter, Cook will make a good faith estimate of Net Sales for those jurisdictions in which actual Net Sales information is not readily available and will make Royalty Payments based on such estimate. When actual Net Sales information becomes available for those jurisdictions for which estimates had previously been made, Cook will promptly determine, and give notice to Angiotech of, the appropriate adjustment necessary to reconcile the estimated Royalty Payment with the actual Royalty Payment due to Angiotech based on actual Net Sales (each a "Reconciliation"). The next Royalty Payment due Angiotech from Cook under this Agreement will include an adjustment to reflect such Reconciliation, or the amount of such Reconciliation will be paid in cash if no further royalties are anticipated.

5.       TERMINATIONS AND AMENDMENTS RELATING TO ANGIOTECH TECHNOLOGY

         5.1 Termination by BSC -- Vascular Paclitaxel-Based Technology. In the event that BSC reasonably determines that the use of the paclitaxel-based technology contained in the Angiotech Technology with vascular Stent Products is not commercially viable, BSC shall have the right, subject to giving written notice to Angiotech setting forth in reasonable detail the basis for its determination, to cause the BSC License, insofar as it relates to such paclitaxel-based technology in the use of vascular Stent Products, to be terminated. In the event of any such termination, (a) the BSC License, insofar as it relates to the Angiotech Technology other than paclitaxel-based technology in the Licensed Field of Use, shall remain in full force and effect, (b) the amount of any BSC Milestone License Fees which may become due after the date on which BSC gives Angiotech notice of its intent to terminate pursuant to this
Section 5.l, shall be reduced by fifty percent (50%) and (c) the minimum amounts payable under Sections 6.2 and 6.3 shall terminate.

         5.2 Termination by Cook -- Vascular Paclitaxel-Based Technology. In the event that Cook reasonably determines that the use of the paclitaxel-based technology contained in the Angiotech Technology with vascular Stent Products is not commercially viable, Cook shall have the right subject to giving written notice to Angiotech setting forth in reasonable detail the basis for its determination, to cause the Cook License, insofar as it relates to such paclitaxel-based technology in the use of vascular Stent Products, to be terminated. In the event of any such termination, (a) the Cook License, insofar as it relates to the Angiotech Technology other than paclitaxel-based technology in the Licensed Field of Use, shall remain in full force and effect, (b) the amount of any Cook Milestone License Fees which may become due after the date on which Cook gives Angiotech notice of its intent to terminate pursuant to this Section 5.2, shall be reduced by fifty percent (50%) and (c) the minimum amounts payable under Sections 6.2 and 6.3 shall terminate.

         5.3 Amendment to Include Additional NIH License Rights. The parties acknowledge that Angiotech intends to negotiate in good faith with the NIH for an exclusive license to the NIH Patents Rights for vascular applications (an "Exclusive License"). The parties anticipate that any Exclusive License may be conditioned upon Angiotech and its sublicensees assuming additional obligations, including performance milestones. The parties agree that if and when such Exclusive License is granted, they will negotiate in good faith amendments to this Agreement that are not inconsistent with the obligations and terms of such Exclusive License.

6.       OTHER OBLIGATION OF BSC, COOK AND ANGIOTECH

         6.1 CRADA Study. Angiotech covenants to pay the National Institutes of Health ("NIH") all amounts owed to NIH under the License Agreement dated as of November 26, 1996, between Angiotech and NIH relating to "Drug Delivery Systems and Methods of Treating Fibroproliterative Vascular Diseases using Microtubial Stabilizing Agents," a copy of which is attached hereto as Exhibit B (the "NIH Agreement") and all amounts owed to NIH under its cooperative research and development agreement with NIH (the "CRADA"). Each of BSC and Cook shall reimburse Angiotech, within thirty (30) days of receipt of an invoice therefor, for fifty percent (50%) of all direct expenditures made by Angiotech for research relevant to determining the effect of Eligible Products in the treatment of vascular disease under the CRADA, up to a maximum of $351,500 for each of BSC and Cook. In addition, if the research conducted under the CRADA is expanded at the request of BSC or Cook, BSC or Cook, as the case may be, will reimburse Angiotech for one hundred percent (100%) of any additional expenditures as a result thereof (with each of BSC and Cook reimbursing Angiotech for fifty percent (50%) of such cost if both parties so request, and solely if only one party so requests). Cook and BSC agree to provide a reasonable number of stents and other endoluminal devices necessary for the research to be conducted under the CRADA at no cost; provided, however, that BSC and Cook shall not be required to provide any stents or other endoluminal devices for any study protocols which they have not approved in advance in writing (such approval not to be untimely or unreasonably withheld).

         6.2 Regulatory Approvals. Each of BSC and Cook shall be responsible for obtaining all regulatory approvals for their respective Eligible Products in all Geographical Areas which such parties, in their sole discretion, deem necessary or advisable, including funding all pre-clinical and clinical studies deemed by such parties to be necessary or advisable for obtaining regularly approvals, provided, however, that each of BSC and Cook agrees that during the term of their respective licenses granted under Sections 2.1(a) and 2.1(b) hereof, they will each commit to spend a minimum of $ 1,750 000 (including any amounts reimbursed to Angiotech pursuant to Section 6.1, and subject to reduction under Sections 5.1 and 5.2) on clinical studies relating to products which may incorporate or utilize Angiotech Technology. Angiotech agrees to provide reasonable assistance upon request by BSC or Cook in the pursuit of regulatory approvals for products incorporating or utilizing Angiotech Technology; provided that BSC or Cook, as the case may be, reimburse Angiotech for its reasonable expenses of providing such assistance.

         6.3 Market Launch. During the term of their respective licenses granted under Section 2.1, each of BSC and Cook agrees to commit a minimum of $1,000,000 in direct marketing and sales expenses for Eligible Products that incorporate Angiotech Technology (subject to reduction pursuant to Sections 5.1 and 5.2).

         6.4      Reporting

                  (a) Progress Reports. BSC and Cook shall each provide written annual reports on their respective product development progress or efforts to commercialize the Angiotech Technology for each of the Licensed Applications and Licensed Fields of Use within forty-five (45) days after December 31 of each calendar year. These progress reports shall include, but not be limited to, progress on research and development, status of applications for regulatory approvals, manufacturing, sublicensing, marketing, and sales during the preceding calendar year, as well as plans for the present calendar year. BSC and Cook each agree to provide any additional information reasonably required by Angiotech to evaluate their respective performance under this Agreement and to allow Angiotech to fulfill its obligations under the NIH Agreement.

                  (b) Audit Rights. BSC and Cook shall each keep accurate records of all of their respective operations and of reports of operations by their Affiliates within the scope of this Agreement for five (5) years following a given reporting period, and Angiotech, at its expense, shall have the right, exercisable with respect to each of BSC and Cook no more frequently than once per Contract Year, to have a certified public accountant, reasonably acceptable to BSC or Cock, as the case may be, inspect such records at the offices of BSC or Cook, as applicable, no later than three (3) years after the end of the Contract Quarter to which they pertain upon two (2) weeks prior notice by Angiotech. Any such certified public accountant shall be required to agree in writing to be bound by reasonable confidentiality provisions with respect to such information prior to receiving access to such information. In the event the examination shows an underpayment of more than five percent (5%) for any Contract Year due to an error on the part of the record-keeping party, such party shall pay the examining party the amounts underpaid, together with interest pursuant to Section 3.8 or 4.8, as applicable, and the actual cost of such examination.

                  (c) NIH Reporting. BSC and Cook shall use their reasonable best efforts to assist Angiotech in fulfilling its reporting obligations under the NIH Agreement, including but not limited to notifying Angiotech of the date of First Commercial Sale (as defined in the NIH Agreement) in each country within sixty (60) days of such occurrence, and providing the information necessary to determine royalties due to NIH for Combined Products (as defined in the NIH Agreement). BSC and Cook hereby consent to the delivery to NIH by Angiotech of any reports and information provided under this Agreement. Angiotech agrees to (i) only provide such information to NIH as is required by the NIH Agreement and (ii) take steps reasonably necessary under the NIH Agreement to protect the confidentiality of such information.

         6.5 Patent Applications and Foreign Filing. Angiotech shall be entitled to fi1e, prosecute and maintain in force any and all patents and patent applications included in the Patent Rights (excluding the NIH Patent Rights which are governed by the NIH Agreement); provided, that with respect to the Angiotech Patent Rights, Angiotech will provide BSC and Cook a reasonable opportunity to review and comment on the same. The filing, prosecution and maintenance of patents and patent applications pursuant to this Section shall be done through patent counsel selected by Angiotech. Angiotech shall keep BSC and Cook reasonably informed of all office actions, proposed responses or other patent prosecution activities involving the Patent Rights.

         6.6 Supply of Paclitaxel. If requested by either or both of BSC and Cook, Angiotech agrees to use commercially reasonable efforts to assist such party or parties in acquiring sufficient quantities of Paclitaxel to practice the Angiotech Technology under the license granted to such party or parties under Section 2.1.

7.       REPRESENTATIONS AND COVENANTS

         7.1 Mutual Representations. Angiotech, BSC and Cook each represent and warrant to the other parties that:

                  (a) Organization & Power. The party is a corporation duly organized and validly existing under the laws of its state of incorporation and has all requisite corporate power and authority to enter into this Agreement;

                  (b) Authorization. The party is duly authorized by all requisite action to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby, and that the same do not conflict or cause a default with respect to its obligations under any other agreement; and

                  (c) Execution & Delivery. The party has duly executed and delivered this Agreement.

         7.2 Angiotech Technology Representations and Warranties. Angiotech represents and warrants to BSC and Cook that:

                  (a) Except as set forth on Exhibit A hereto, Angiotech is the sole and exclusive owner of the Angiotech Technology, including without limitation, the Patent Rights, free of any liens or encumbrances;

                  (b) Except as set forth on Exhibit A hereto, Angiotech has not received any notice from any person or Entity claiming to have any right, title or interest in or to the Angiotech Technology and, to Angiotech's knowledge, there is no reason to expect that any such notice is forthcoming; and

                  (c) Except as set forth on Exhibit A hereto, Angiotech has not entered into, and is not aware of, any outstanding options, licenses or agreements relating to the Angiotech Technology; and

                  (d) Each of the Patent Rights included in the Angiotech Technology which is listed on Exhibit A as being licensed to Angiotech is subject to a valid and enforceable license (the "Licenses"), except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors' rights and (ii) general principles of equity that restrict the availability of equitable remedies. Neither Angiotech nor, to the knowledge of Angiotech, the other party to any of such Licenses is in material breach or violation of such License.

         7.3 Covenants Regarding Licenses. Angiotech, BSC and Cook each hereby covenant and agree to take all commercially reasonable actions necessary to perform all of their respective obligations under the Licenses and remain in compliance with any conditions of such Licenses. Angiotech agrees to notify each of BSC and Cook in the event of any material breach of any of the Licenses. Upon receipt of such notice from Angiotech, and provided Angiotech has not commenced to cure, diligently pursued such cure and in fact cured such breach, within a reasonable time period, each of BSC and Cook shall be permitted, acting individually or in concert and upon prior written notice to Angiotech, to Cure any such breach on behalf of Angiotech and shall be permitted to recover the amount of any damages, losses or expenses (including any reasonable attorney's fees and expenses) incurred by such party in connection with curing such breach, or offset any such amounts against any obligations that such party shall have to pay to Angiotech hereunder.

         7.4 Compliance with NIH License. BSC and Cook each hereby agree to comply with the covenants and conditions of the NIH Agreement set forth in Exhibit C hereto as if they were a party to the NIH Agreement. To the extent the NIH Agreement is amended to include additional terms and conditions, the parties agree to amend Exhibit C to include such terms and conditions as are relevant to the BSC License and Cook License; provided, that any such amendment to the NIH Agreement will not impair the rights of BSC or Cook under this Agreement; and provided further, that any such amendment to the NIH Agreement that imposes additional obligations on BSC or Cook, or may reduce the benefits to either of BSC or Cook of the NIH Agreement, will not be entered into without the prior written consent of BSC and Cook, which consent will not be untimely or unreasonably withheld.

         7.5 Technical Assistance. Commencing promptly after the execution of this Agreement. Angiotech shall use reasonable best efforts to complete the Technology Transfer.

8.       INFRINGEMENT AND OTHER PRODUCTS

         8.1 Notification of Infringement. Each of BSC, Cook and Angiotech agrees to promptly notify the other parties hereto of any infringements of any rights contained within the Angiotech Technology in the Licensed Field of Use of which they become aware.

         8.2 Action by Angiotech. Subject to Angiotech's obligations to NIH and any other third party licensors, Angiotech shall have in the first instance the right, in its sole discretion and at its expense, to prosecute any alleged infringements of the Angiotech Technology in its own name. Each of BSC and Cook agrees to allow Angiotech to include it, at the expense of Angiotech, as a plaintiff in any suit brought with respect to such infringement and Angiotech agrees to consult with counsel for BSC and Cook on any significant matters related to such litigation.

         8.3 Actions by BSC or Cook. Subject to Angiotech's obligations to NIH and any other third party licensors, in the event that Angiotech, within one hundred twenty (120) days after being notified by BSC or Cook of any infringement of the Angiotech Technology in the Licensed Field of Use, shall have been unsuccessful in negotiating with the alleged infringer to cease and desist such infringement and shall not have brought an infringement action, or shall have notified BSC and Cook that it has determined not to bring an action against the alleged infringer, then, in those events, BSC and Cook shall have the right to bring an action against such infringer. Prior to instituting any such action, Cook and BSC shall consult with one another to agree upon a mutually acceptable strategy for pursuing such action. Angiotech agrees to allow each of BSC and Cook to include it, at the expense of the requesting party or parties, as a plaintiff in any suit brought with respect to any such infringement and each of BSC and Cook agree to consult with counsel for Angiotech on any significant matters relating to such litigation.

         8.4 Damages. Any recovery of damages for each suit shall be applied as follows: (a) first, to pay any amounts owed to NIH under the corresponding infringement language in the NIH Agreement, (b) second, to the party or parties bringing the action, to reimburse it or them for its or their expenses of the litigation or suit, including reasonable attorneys' fees; (c) third, to the other party or parties to reimburse it or them for its or their expenses of the litigation or suit, including reasonable attorneys' fees; then
(d) fourth, twenty-five percent (25%) of the balance to Angiotech, then (e) fifth, the remaining balance to each of BSC and Cook in amounts to be agreed upon by BSC and Cook, giving appropriate weight to all relevant factors including, but not limited to, historical and projected sales of products and the relative market shares of BSC and Cook in the area or areas which are the subject of such action, and the expenses of such parties incurred in pursuing such action.

         8.5 Disposition. No settlement, consent judgment or other voluntarily final disposition of any such action relating to an alleged infringement of the Angiotech Technology in the Licensed Field of Use may be entered into (a) without the consent of Angiotech, BSC and Cook, as applicable, if such party participates in the infringement action, which consent shall not be unreasonably withheld by such party, and (b) without the Consent of NIH to the extent required under the NIH Agreement.

         8.6 Cooperation. In any infringement suit, any party shall be entitled to request the cooperation and assistance of the other parties, at the requesting party's expense, as may be reasonably necessary for the suit. Each party agrees to make available relevant records, papers, information, samples and specimens, as well as to have its employees testify upon request.

         8.7 Third Party Licenses. Angiotech represents that, to its knowledge, except as set forth on Exhibit A, there are no third parties to whom license fees must be paid to utilize the Angiotech Technology in a manner contemplated by the licenses granted in Section 2.1 of this Agreement. If use of the Angiotech Technology in a manner contemplated by the licenses granted in
Section 2.1 of this Agreement would infringe third party rights such that BSC or Cook require a license from such third party to use the Angiotech Technology for any of the Licensed Applications (provided that this Section 8.7 shall not apply
(i) to the extent BSC or Cook, or an Affiliate of either BSC or Cook, decide to use an agent, drug delivery technology or composition that would require a third party license, even though an alternative agent, drug delivery technology or composition might be available, or developed, that would not require a third party license or (ii) to New Inventions licensed from third parties under
Section 2.3, in which event the license with the third party will govern the rights of BSC and Cook), then BSC or Cook may obtain a license from such third party and shall be permitted to offset the total of any royalties or other amounts paid thereunder (subject to the limitation set out in this Section 8.7) against any BSC Royalty Payments or Cook Royalty Payments, unless the third party is BSC or Cook or an Affiliate of the party obtaining the license ("Allowable Fees"). Fifty percent (50%) of Allowable Fees which become due to such third parties by BSC or Cook shall be credited against any BSC Royalty Payments or Cook Royalty Payments owed by BSC or Cook, as the case may be, to Angiotech in respect of the applicable period when paid, provided, however, that, subject to any recoveries, reductions or offsets made by BSC or Cook, as the case may be, pursuant to other Sections of this Agreement, in no event shall any BSC Royalty Payments or Cook Royalty Payments be reduced by virtue of this
Section 8.7 below the following amounts:

                                            Minimum Royalty in
Royalty:                                  each Geographical Area:
--------                                  -----------------------
BSC Vascular Sales Royalty         4% of Net Sales of Eligible Products
BSC GI Sales Royalty               3% of Net Sales of Eligible Products
Cook Vascular Sales Royalty        4% of Net Sales of Eligible Products
Cook GI Sales Royalty              3% of Net Sales of Eligible Products
BSC Endoluminal Royalty            3% of Net Sales of Eligible Products
Cook Endoluminal Royalty           3% of Net Sales of Eligible Products

For purposes of determining whether or not of the Angiotech Technology in a manner contemplated by the licenses granted in Section 2.1 of this Agreement would infringe third party rights such that BSC or Cook will require a license from such third party to use the Angiotech Technology for any of the Licensed Applications, in the absence of determination by a court or pursuant to arbitration under Section 10.2, BSC, Cook or their Affiliates, as the case may be, shall be entitled to rely upon an infringement opinion from a law firm reasonably acceptable to Angiotech, which opinion shall be controlling for purposes of this Section 8.7.

         8.8 Reduction Relating to Claims. In the event that BSC or Cook incurs or accrues any expenses in connection with any claim or objection of any third party that any of the Angiotech Technology infringes a patent or other right of such third party relating to the Angiotech Technology, or other intellectual property in which Angiotech has an ownership or licensee interest, whether or not BSC or Cook, as the case may be, is a party to such litigation. such party shall be entitled, from the date of such claim or objection until the claim or objection is resolved favorably to Angiotech, BSC or Cook, as the case may be, to reduce the amount of any payments in respect of royalties which may otherwise be due in accordance with the terms of Sections 3.1 and 3.2, in the case of BSC, or Sections 4.1 and 4.2, in the case of Cook (calculated without regard to any other possible reductions in such fees pursuant to the terms of this Agreement), by an amount equal to up to fifty percent (50%) of any such payment; provided, however, that, subject to any recoveries, reductions or offsets made by BSC or Cook, as the case may be, pursuant to other sections of this Agreement, in no event shall the royalty payments be reduced by virtue of this Section 8.8 below the minimum amounts set forth in Section 8.7 above.

         8.9      Indemnification

                  (a) BSC and each of its Affiliates shall indemnify and hold Cook, its Affiliates and Angiotech and their respective officers, directors, employees, consultants, contractors and agents harmless from and against any and all liability, damage, loss, Cost (including reasonable attorneys' fees) and expense resulting from any claim of bodily injury or property damage (i) relating to the development, manufacture, use, distribution or sale of any Eligible Product by BSC, or its Affiliates, or (ii) due to the negligence or willful misconduct of BSC, its Affiliates, or their respective employees or agents.

                  (b) Cook and each of its Affiliates shall indemnify and hold BSC and its Affiliates, and Angiotech and their respective officers, directors, employees, consultants, contractors and agents harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from any claim of bodily injury or property damage (i) relating to the development, manufacture, use, distribution or sale of any Eligible Product by Cook or its Affiliates, or (ii) due to the negligence or willful misconduct of Cook, its Affiliates, or their respective employees or agents.

                  (c) Angiotech shall indemnify and hold BSC, Cook and their respective Affiliates, officers, directors, employees, consultants, contractors and agents harmless from and against any and all liability, damage, loss, cost (including reasonable attorneys' fees) and expense resulting from any claim of bodily injury or property damage (i) relating to the development, manufacture, use, distribution or sale of any product by Angiotech or its sublicensees (other than BSC, Cook or their respective Affiliates), or
(ii) due to the negligence or willful misconduct of Angiotech or its employees or agents.

         8.10 Insurance. BSC, Cook and each of their Affiliates shall procure and maintain, during the term of this Agreement, public liability, product liability and errors and omissions insurance in the minimum amounts, and with the insurance carriers (or other insurance carriers of comparable reputation and financial credibility), set forth on Exhibit D. BSC, Cock and each of their Affiliates will provide Angiotech with a certificate of insurance evidencing the insurance coverage required by this Section 8.10.

         8.11 Strength of Patent Rights. In the event that, during the term of any license granted Angiotech pursuant to this Agreement, one or more products are marketed or sold by one or more Entities which are not Affiliates of either of BSC or Cook, in one or more countries, that (a) employ delivery of paclitaxel, or an analog or derivative thereof, on Stent Products in the Licensed Field of Use that are competitive to the Eligible Products, (b) do not infringe the Patent Rights, and (c) represent a market share of three percent (3%) or more in such country or countries (collectively, "Non-License Products"), then each of BSC, Cook or their respective Affiliates, as the case may be, may either (i) upon written notice to Angiotech terminate the license granted to such party with respect to such country or countries in which such Non-License Products are marketed or sold, or (ii) give written notice of such Non-License Products to Angiotech and all BSC Royalty Payments and Cook Royalty Payments, as the case may be, due to Angiotech for such country or countries, on and after notice to Angiotech of such Non-Licensed Products, shall be reduced to a royalty rate equal to the NIH Royalty plus one percent (1%) of Net Sales of Eligible Products (of any class) in such country or countries. For purposes of determining whether or not the product or products infringe the Patent Rights, in the absence of determination by a court or pursuant to arbitration under
Section 10.2, BSC, Cook or their Affiliates, as the case may be, shall be entitled to rely upon an infringement Opinion from a law firm reasonably acceptable to Angiotech, which opinion shall be controlling for purposes of this
Section 8.11.

9.       TERMINATION

         9.1 Early Termination of Licenses. Notwithstanding the foregoing, and subject to the limitations set forth below, Angiotech shall be entitled in the following circumstance to terminate one or more of the licenses granted to a party pursuant to Section 2.1 in the following circumstances:

                  (a) Material Breach. If either BSC or Cook materially breaches this Agreement, Angiotech shall have the right, at its election, to terminate any or all 1icenses granted by it to such breaching party under this Agreement upon forty-five (45) days, or thirty (30) days in the case of breach for non-payment, prior written notice, provided, however, that if the breaching party shall cure the breach or default within the forty-five (45) or thirty (30) day period, as applicable, all such licenses and agreements shall continue in full force and effect.

                  (b) Insolvency, Etc. If either BSC or Cook shall file a petition in bankruptcy or if an involuntary petition shall be filed against it and such petition shall not be dismissed within sixty (60) days, or if it shall become insolvent or admit its inability to pay its debts when due, or if a receiver or guardian shall be appointed for it, then all licenses granted to such party under this Agreement shall immediately terminate.

                  (c) Abandonment. If either Cook or BSC shall have acknowledged in writing its intention to abandon the commercial development of products based on the Angiotech Technology, Angiotech shall have the right, at its election, to terminate any and all licenses granted by it to such abandoning party under this Agreement upon thirty (30) days prior written notice.

                  (d) Failure to Exploit. In the event that either BSC or Cook shall have failed to (i) file an Investigational Device Exemption with the FDA or an equivalent filing with an appropriate governmental authority in one or more European countries with respect to a product incorporating or utilizing the Angiotech Technology prior to the thirty-month anniversary of the date of this Agreement, or (ii) file a Pre-market Approval Application or Section 510(K) Pre-Marketing Notification with the FDA or equivalent filing with an appropriate governmental authority in one or more European countries prior to the sixty-month anniversary of the date of this Agreement, then Angiotech shall have the right, at its election, to terminate any and all licenses granted by it to such party under this Agreement upon thirty (30) days prior written notice at any time prior to such filing.

                  (e) Limitation on Stent Products. If, for a period of five (5) years during the term of this Agreement, BSC or Cook is unable to obtain approval for, and gain significant sales of, an Eligible Stent Product in the United States, Angiotech shall have the right, at its election, to terminate any and all licenses in the United States granted by it to such party under this Agreement upon thirty (30) days prior written notice.

                  (f) Termination of NIH Agreement. In the event of a termination of the NIH License, (i) the Cook License and the BSC License, insofar as they relate to the NIH License only, shall terminate; provided, however, that BSC and Cook shall have the right, in accordance with the terms of
Section 4.03 of the NIH Agreement, to convert the NIH License to a direct license between NIH and BSC and Cook, and (ii) each of BSC and Cook shall be permitted to terminate this Agreement as it relates to the licenses granted to such parties hereunder and such party's obligations thereunder, upon thirty (30) days prior written notice to Angiotech.

         9.2 Termination-Supply of Paclitaxel. In the event that either BSC or Cook, as the case may be, is unable to acquire a supply of paclitaxel at commercially reasonable prices sufficient to enable BSC or Cook to practice the Angiotech Technology in accordance with the licenses granted under this Agreement, then the party which is unable to acquire such supply shall have the right, upon thirty (30) days prior written notice to Angiotech, to terminate the license granted to such party.

         9.3 Effect of Termination. Promptly after termination of any license, or part thereof, pursuant to Sections 9.1 or 9.2, Angiotech shall deliver notice of such termination to the other licensee, if any, remaining under Section 2.1 ( the "Remaining Licensee"). In the event of the termination of some or all of the BSC License or the Cook License, as the case may be, the obligations of the party to such license under Sections 3.1, 3.2 and 3.3, in the case of BSC, or Sections 4.1, 4.2 and 4.3, in the case of Cook, and Sections 6.1 to 6.4, shall also terminate, other than with respect to royalty payments which may have accrued in respect of sales of Eligible Products by such party during the current Contract Quarter, and such termination shall have no effect on the remaining license granted pursuant to Section 2.1. Within sixty (60) days of delivery of such notice of termination to any Remaining Licensee, such party shall have the option to cause the license granted to such party under such
Section 2.1 to become exclusive as to all other parties by delivering notice of such election to Angiotech. In the event that such Remaining Licensee makes such an election, such party shall assume the obligations of such terminated licensee to make any unpaid milestone fees under Sections 3.1 or 4.1, as the case may be, and the amount of such Remaining Licensee's original royalty obligations under
Section 3.2 or Section 4.2, as the case may be shall be increased by one percent (1%) of Net Sales of Eligible Products. If the remaining licensee does not make such an election within the period of sixty (60) days after delivery of notice of any such termination pursuant to this Section 9.3, Angiotech shall be permitted to grant a license to the Angiotech Technology to a single third party.

         9.4 Accrued Obligations. Upon termination of any license granted under this Agreement for any reason, each of Angiotech and the holder of such license shall remain liable for those obligations that accrued with respect to such license prior to the effective date of the termination. The party to such terminated license may, for a period of no longer than six (6) months after the effective date of the termination of such license, complete and sell any or all products containing Angiotech Technology that it can demonstrate were in the process of manufacture or in inventory on the effective date of the termination; provided, however, that such party shall remain obligated to pay any applicable royalties thereon as provided in this Agreement. Within thirty
(30) days after receipt of notice of termination, each party to such license shall provide the other with an accounting of products incorporating the Angiotech Technology then on hand and in process and its best estimate of when within the one (1) year period sales of such products will conclude.

10.      DISPUTE RESOLUTION

         10.1 Negotiation of Parties. In the event of any dispute with respect to the interpretation of any provision of this Agreement or with respect to the performance of either party under this Agreement, either party may at any time provide the other party written notice specifying the terms of such disagreement in reasonable detail. As soon as practicable after receipt of such notice, the President of Angiotech and a designated officer with appropriate settlement authority from BSC and/or Cook shall meet at a mutually agreed upon time and location for the purpose of resolving such disagreement. They shall engage in good faith discussions and/or negotiations for a period of up to thirty (30) days to resolve the disagreement or negotiate an interpretation of revision of the applicable portion of this Agreement which is mutually agreeable to both parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the parties shall reasonably cooperate and provide information that is not materially confidential in order so that each of the parties may be fully informed with respect to the issues in dispute.

         10.2 Arbitration. In the event any dispute arising between the parties concerning this Agreement is not resolved pursuant to Section 10.1, then the same shall be submitted by the parties to arbitration in Seattle, Washington in accordance with the then-current commercial arbitration rules of the American Arbitration Association ("AAA") except as otherwise provided herein. The parties shall choose, by mutual agreement, one (1) arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time which is mutually agreed upon, the AAA shall make such appointment within thirty (30) days of such failure. The judgment rendered by the arbitrator shall include costs of arbitration, reasonable attorneys' fees and reasonable costs for expert and other witnesses. Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) pursuant to Section 11.1 herein. If the issues in dispute involve scientific, technical or commercial matters, any arbitrator chosen hereunder shall have educational training and/or industry experience sufficient to demonstrate a reasonable level of relevant scientific, medical and industry knowledge.

         10.3 NIH Agreement. Sections 10.1 or 10.2 shall not prevent Angiotech from seeking any remedies in law or equity it may have to protect its rights under the NIH Agreement.

11.      GENERAL PROVISIONS

         11.1 Remedies. The parties acknowledge and agree that, in the event of a breach or a threatened breach by either party of this Agreement for which it will have no adequate remedy at law, the other party may suffer irreparable damage and, accordingly, shall be entitled to injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, without the necessity of posting any bond or surety, in addition to any other remedy they might have at law or at equity.

         11.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington in force therein without regard to its conflict of law rules. Subject to Sections 10.1 and 10.2, all parties agree that by executing this Agreement they consent to the exclusive jurisdiction of the courts of the State of Washington.

         11.3 Confidentiality. It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose Confidential Information to the other. Each party agrees that for the term of this Agreement and for a period of five (5) years thereafter, the receiving party shall keep confidential and shall not publish or otherwise disclose, and will take all reasonable steps to prevent disclosure of, such Confidential Information and will not use any Confidential Information except for the limited purposes set forth in this Agreement; provided, however, that no provision of this Agreement shall be construed to preclude such disclosure of Confidential Information as may be necessary or appropriate (i) to obtain from any governmental agency any necessary approval (subject to Section 11.9), (ii) to obtain patents that are included in the Angiotech Technology or (iii) to fulfill Angiotech's obligations under the CRADA and the NIH Agreement; provided, further, however, that the party whose information is to be disclosed shall be notified as soon as possible and the party that is being required to disclose such information shall, if requested by the party whose information is to be disclosed, use reasonable good faith efforts, at the expense of the requesting party, to assist in seeking a protective order (or equivalent) with respect to such disclosure or otherwise avoid making such disclosure.

         11.4 Amendment and Waiver. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of any party, its agents or employees, but only by an instrument in writing signed by an authorized officer of such party. No waiver by either party of any breach of this Agreement by any other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

         11.5     Intellectual Property

                  (a) Trademarks. During the term of their respective licenses granted pursuant to Sections 2.1(a) and 2.1(b), each of BSC and Cook shall have the right to market and advertise products incorporating or utilizing Angiotech Technology under their respective names, trademarks, trade names, labels, or other designations, and the same shall remain the property of their respective owners, and Angiotech shall have no rights therein.

                  (b) Patents. BSC and Cook each agree to mark the Eligible Products or their packaging sold in the United States with all applicable U.S. patent numbers and similarly to indicate "Patent Pending" status. All Eligible Products manufactured in, shipped to, or sold in other countries shall be marked in such a manner as to protect and preserve the Patent Rights in such countries.

         11.6 Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and among Angiotech, BSC and Cook do not constitute a partnership, joint venture, agency or contract of employment between them.

         11.7 Assignment. Except with respect to any sublicenses granted by BSC or Cook pursuant to Section 2.1, no party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld in the case of any assignment pursuant to a merger, consolidation or sale of substantially all of the assets or stock; provided, however, that either BSC or Cook may assign their respective rights and obligations to an Affiliate of such party without consent if BSC or Cook, as the case may be, agrees to remain liable for their obligations under this Agreement and provided, that no purported assignment under this Section
11.7 shall be effective unless and until the proposed assignee under this
Section 11.7 agrees in writing to assume all of the obligations of the assignor party under this Agreement and shall remain effective only so long as the proposed assignee remains an Affiliate.

         11.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         11.9 Press Release. The parties agree that the public announcement of the execution of this Agreement shall be in the form of a press release to be agreed upon by the parties. Thereafter, Angiotech, BSC and Cook shall be free to use the information set forth in such press release in future public announcements. With respect to other public statements that reference a party, including submissions to the Securities and Exchange Commission or stock exchange or market system on which its securities are listed, such statements shall be submitted to the referenced party for review and approval, which approval shall not be untimely or unreasonably withheld.

         11.10    Publications

                  (a) Subject to obligations under the NIH Agreement and agreements with third party collaborators, if any, BSC and Cook each agree that they shall not publish or present the results of studies carried out under this Agreement without the opportunity for prior review by Angiotech. Each of BSC and Cook shall provide to Angiotech the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented orally) covering information arising from the use of the Angiotech Technology under this Agreement and not previously disclosed at least thirty (30) days prior to their intended submission for publication and such submitting party agrees, upon written request from Angiotech, not to submit such abstract or manuscript for publication or to make such presentation until Angiotech is given a reasonable period of time to secure patent protection for any material in such publication or presentation which it believes is patentable.

                  (b) Subject to obligations Under the NIH Agreement and agreements with third party collaborators, if any, Angiotech agrees that it shall not publish or present the results of studies relating to the Angiotech Technology licensed under this Agreement without the opportunity for prior review by BSC and Cook. Angiotech shall provide BSC and Cook the opportunity to review any proposed abstracts, manuscripts or presentations (including information to be presented orally) covering information related to the Angiotech Technology in the Licensed Field of Use under this Agreement and not previously disclosed at least thirty (30) days prior to its intended submission for publication.

         11.11 Notices. All communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt by the addressee at the addresses set forth below, or such other address as either party may specify by notice sent in accordance with this section:

                  If to BSC:            Boston Scientific Corporation
                                        One Boston Scientific Place
                                        Natick, Massachusetts 01760
                                        Attention: Frank Grillo
                                                   Director, New Business
                                                   Development

                  with a copy to:       General Counsel
                                        Boston Scientific Corporation
                                        One Boston Scientific Place
                                        Natick, Massachusetts 01760-1537

                  If to Angiotech:      Angiotech Pharmaceuticals, Inc.
                                        6660 N. W. Marine Drive
                                        Vancouver, BC, Canada V6T lZ4
                                        Attention: President and Vice
                                                   President-Corporate Affairs

                  with a copy to:       Venture Law Group
                                        4750 Carillon Point
                                        Kirkland, WA 98033
                                        Attention: William W. Ericson, Esq.

                  If to Cook:           Cook Incorporated
                                        925 South Curry Pike
                                        Bloomington, Indiana 47403
                                        Attention: Brian L. Bates

                  with a copy to:       Sommer and Barnard
                                        4000 Bank One Tower
                                        111 Monument Circle
                                        Indianapolis, Indiana 46204
                                        Attention: Erick Ponader, Esq.

         11.12 Severabi1ity. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The parties agree that they wil1 negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

         11.13 Conflict of Inconsistency. In the event of any conflict or inconsistency between the terms and conditions hereof and any terms or conditions set forth in any purchase order or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail.

         11.14 Captions. Captions of the Sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the terms and conditions hereof.

         11.15 Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a Section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

         11.16 Entire Agreement. This Agreement and the Investment Agreement contain the entire understanding of each of the parties hereto with respect to the transactions and matters contemplated hereby, including without limitation any licensing of the Angiotech Technology, supersedes all prior agreements and understandings relating to the subject matter hereof, and no representations, inducements, promises or agreements, whether oral or otherwise, between such parties not contained herein or incorporated herein by reference shall be of any force or affect.

         11.17 Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be presumptively construed against any of them.

         11.18 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                            [SIGNATURE PAGES FOLLOW]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

ANGIOTECH PHARMACEUTICALS, INC.

    /s/ William L. Hunter
    -------------------------
By: WILLIAM L. HUNTER
Title: CHAIRMAN & CEO

BOSTON SCIENTIFIC CORPORATION

_____________________________
By:__________________________
Title:_______________________

COOK INCORPORATED

_____________________________
By:__________________________
Title:_______________________

                       SIGNATURE PAGE TO LICENSE AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

ANGIOTECH PHARMACEUTICALS, INC.

_____________________________
By:__________________________
Title:_______________________

BOSTON SCIENTIFIC CORPORATION

    /s/ Lawrence C. Best
    -------------------------
BY: Lawrence C. Best
Title: Sr. Vice President and
       Chief Financial Officer

COOK INCORPORATED

_____________________________
By:__________________________
Title:_______________________

                       SIGNATURE PAGE TO LICENSE AGREEMENT

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers, and have duly delivered and executed this Agreement under seal as of the date first set forth above.

ANGIOTECH PHARMACEUTICALS, INC.

_____________________________
By:__________________________
Title:_______________________

BOSTON SCIENTIFIC CORPORATION

_____________________________
By:__________________________
Title:_______________________

COOK INCORPORATED

    /s/ Brian Bates
    -------------------------
By: BRIAN BATES
Title: VICE PRESIDENT, PRODUCT DEVELOPMENT

                       SIGNATURE PAGE TO LICENSE AGREEMENT

                            AGREEMENT WITH RESPECT TO
                                LICENSE AGREEMENT
                                      AMONG
                         ANGIOTECH PHARMACEUTICALS, INC.
                          BOSTON SCIENTIFIC CORPORATION
                                       AND
                                COOK INCORPORATED

         This Agreement with respect to License Agreement is made and entered into as of this 13th day of December, 1999, by and between Angiotech Pharmaceuticals, Inc., a corporation organized under the laws of the Province of British Columbia ("Angiotech") and Boston Scientific Corporation, a Delaware corporation ("BSC").

         WHEREAS, Angiotech, BSC and Cook Incorporated, an Indiana corporation ("Cook"), have entered into a License Agreement dated as of July 9, 1997, pursuant to which Angiotech agreed to license to each of BSC and Cook certain patents, patent applications, products and technology relating to the use of paclitaxel as a coating for certain medical devices (as may be amended from time to time, the "License Agreement");

         WHEREAS, Angiotech and BSC desire to modify certain provisions of the License Agreement as they relate to Angiotech and BSC as provided herein;

         NOW THEREFORE, Angiotech and BSC hereby agree as follows:

1. As between Angiotech and BSC, to replace Sections 3.1(a) and 3.1(b) in their entirety with the following:

         3.1(a) BSC IDE Fee. Within twenty (20) business days after the date of the (x) first filing by BSC of an Investigational Device Exemption ("IDE") with the FDA or an equivalent filing in one or more European countries or Canada or (y) initiation of a BSC sponsored human clinical trial anywhere in the world, with respect to a product incorporating or utilizing the Angiotech Technology in a vascular application (the "BSC IDE Filing Date"), BSC shall pay a license fee in the amount of $1,275,000.

         3.1(b) BSC PMA Fee. Within twenty (20) business days after the date of the (x) first filing by BSC of a Pre-Market Approval Application or Section 510(k) Pre-Market Notification (collectively, "PMA") with the FDA or an equivalent filing in on or more European. countries or Canada or (y) initiation of commercial sale by BSC anywhere in the world, with respect to a product incorporating or utilizing the Angiotech Technology in a vascular application (the "BSC PMA Filing"), BSC shall pay an additional license fee calculated as follows:

                  (i) subject to Section 3.1(b)(iii) below, if the date of the BSC PMA Filing is on or after the twenty-four month anniversary of the date on which the applicable IDE or other equivalent filing in one or more European countries or Canada is approved or a BSC sponsored human clinical trial is initiated anywhere in the world (the "BSC IDE Approval Date"), the amount of $2,050,000; or

                  (ii) if the date of the BSC PMA Filing is prior to the twenty-four month anniversary of the BSC IDE Approval Date, the amount of (x) $2,050,000 minus (y) the product of $200,000 for each complete thirty (30) days period by which the date of the BSC PMA Filing precedes the twenty-four month anniversary of the BSC IDE Approval Date, provided, however, that in no event shall any fee calculated pursuant to this
                           Section 3.1(b)(ii) be less than $800,000; or

                  (iii) if, and to the extent prior to the date of the BSC PMA Filing, the FDA or similar authority in Europe or Canada requires clinical follow-up in excess of nine
                           (9) months and BSC is unable to make the BSC PMA Filing prior to the expiration of the "twenty-four
                           (24) month" period referenced in Section 3.1(b)(ii) above, the amount of (x) $2,050,000, minus (y) the product of $1,00,000 for each compete thirty (30) day period by which the date of the BSC PMA Filing precedes the Extended BSC PMA Filing Date, provided, however, that in no event shall any fee calculated pursuant to this Section 3.1(b)(iii) be less than $800,000. For purposes of this paragraph," Extended BSC PMA Filing Date" means the date which is twenty-four (24) months following the BSC IDE Approval Date plus the number of months of required clinical follow-up in excess of nine (9) months.

2. As between Angiotech and BSC, to add as Section 3.11 of the License Agreement, the following;

         3.11 NeoRx License Fee Effective December 17, 1998, Angiotech entered into an exclusive license agreement (the "NeoRx License) with NeoRx Corporation ("NeoRx") which grants Angiotech an exclusive license, with right to sublicense, certain NeoRx Technology (as defined in the NeoRx License) relating to paclitaxel and its structural analogs for vascular applications. Angiotech and BSC agree that the BSC License shall be deemed to include a co-exclusive sublicense (with
                  Cook) of the NeoRx Technology granted under the NeoRx License for the Field, are the terms and subject to the limitations and reservations set out in Section 2.1. As partial consideration of this sublicense, BSC agrees to pay to Angiotech an additional license fee in the maximum aggregate amount of Five Hundred Thousand Dollars ($500,000) as follows:

                  (i) Two Hundred Fifty Thousand Dollars ($250,000) payable on December 15, 1999; and

                  (ii) up to Two Hundred Fifty Thousand Dollars ($250,000) as negotiated in good faith by the parties on or prior to December 31, 2003.

                  Subject to the terms and conditions of the NeoRx License, Angiotech will provide BSC with a reasonable opportunity to review and provide input with respect to the preparation, filing, prosecution and maintenance of the NeoRx Patents and the NeoRx Interference. Angiotech, to the extent not prohibited by the NeoRx License, will forward copies to BSC of all materials available to it with respect to the NeoRx Patents. Under no circumstances may Angiotech surrender to NeoRx its rights to the NeoRx Patents, or any portion thereof, to the extent they relate to the Licensed Field of Use without the written consent of BSC.

3. As between Angiotech and BSC, to replace Section 9.1(d) in its entirety with the following

         9.1(d)   Failure to Exploit. In the event that BSC shall have failed to
                  (i) file an Investigational Device Exemption ("IDE") with the FDA or an equivalent filing in one or more European countries or Canada or initiate a BSC sponsored human clinical trial anywhere in the world, with respect to a product incorporating or utilizing the Angiotech Technology prior to December 31, 2000 (the "BSC IDE Target Date"), or (ii) file a Pre-Market Approval Application or Section 51O(k) Pre-Marketing Notification (collectively, "PMA") with the FDA or equivalent filing in one or more European countries or Canada or initiate commercial sale anywhere in the world, with respect to a product incorporating or utilizing Angiotech Technology prior to December 31, 2003 (the "BSC PMA Target Date") then Angiotech shall have the right, at its election, to terminate any and all licenses granted by it to BSC under this Agreement upon thirty (30) days prior written notice at any time prior to such filing; provided however BSC may extend the BSC IDE Target Date and/or the BSC PMA Target Date by up to twelve
                  (12) months by written notice to Angiotech, in which case the next amount due of the BSC IDE Fee and the BSC PMA Fee shall be increased by One Million Dollars ($1,000,000). In any event, if clause (i) above is not satisfied by December 31, 2000, BSC shall pay Angiotech within twenty (20) business days the amount of Five Hundred Thousand Dollars ($500,000).

         As between Angiotech and Cook, the original Section 9.1(d) shall remain in full force and effect until modified by Angiotech and Cook.

4. As between Angiotech and BSC, to replace Section 9.1(e) in its entirety with the following

         9.1(e) Limitation on Stent Products. If, for a period of seven (7) years during the term of this Agreement BSC or Cook is unable to obtain approval for, and gain significant sales of, an Eligible Stent Product in the United States, Angiotech shall have the right, at its election, to terminate any and all licenses in the United States granted by it to such party under this Agreement upon thirty (30) days prior written notice.

         As between Angiotech and Cook, the original Section 9.1(e) shall remain in full force and effect until modified by Angiotech and Cook.

5.       As between Angiotech and BSC, to add Section 9.1(f) as follows:

         9.1(f) Unanticipated Regulatory Requirements. Both parties acknowledge the necessity to meet all applicable regulatory requirements in the major markets of the world (U.S., Europe and Japan). Both parties also acknowledge the uncertain regulatory requirements for a combination drug device product. If regulatory requirements create significantly longer timelines than currently anticipated (for instance, due to the requirements of a separate and distinct dose finding trial in a major market of the world), both parties shall meet to review the impact on timelines and to negotiate in good faith an extension to the BSC PMA Target Date and an extension to the seven year period described in Section 9.1(e) above.

6. Angiotech and BSC agree that, except as provided in this Agreement, the License Agreement shall remain unmodified and shall continue in full force and effect.

         IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first set forth above.

ANGIOTECH PHARMACEUTICALS, INC.

By: /s/ Kenneth Mellquist
    -------------------------
Name:  Kenneth Mellquist
Title: Senior VP, Corporate Affairs

BOSTON SCIENTIFIC CORPORATION

By: /s/ Lawrence C. Best
    -------------------------
Name:
Title: